As filed with the Securities and Exchange Commission on October 30, 2002
                                          Registration Nos. 333-06199; 333-34019
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                            MATRIXX INITIATIVES, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                                  87-0482806
(State or other jurisdiction                                       (IRS Employer
incorporation or organization)                                      I.D. Number)

                        2375 E. CAMELBACK ROAD, SUITE 500
                             PHOENIX, ARIZONA 85016
               (Address of Principal Executive Offices) (Zip Code)

                 GUM TECH INTERNATIONAL, INC. STOCK OPTION PLAN
                            (Full title of the Plan)

                                WILLIAM J. HEMELT
                    EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                        OFFICER, TREASURER AND SECRETARY
                            MATRIXX INITIATIVES, INC.
                        2375 E. CAMELBACK ROAD, SUITE 500
                             PHOENIX, ARIZONA 85016
                                 (602) 387-5353
 (Name, address and telephone number, including area code, of Agent for service)

                                   COPIES TO:
                             Samuel C. Cowley, Esq.
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-2202
                                 (602) 382-6000

                       CALCULATION OF REGISTRATION FEE (1)

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                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF SECURITIES TO   AMOUNT TO BE       OFFERING       AGGREGATE OFFERING      AMOUNT OF
     BE REGISTERED        REGISTERED     PRICE PER SHARE         PRICE          REGISTRATION FEE
------------------------------------------------------------------------------------------------
         N/A                  N/A              N/A                N/A                 N/A
================================================================================================

(1) No additional securities are to be registered. The applicable registration fees were paid upon filing of the original Registration Statements on Form S-8 under registration numbers 333-06199 (filed June 18, 1996) and 333-34019; (filed August 20, 1997).

================================================================================

                                EXPLANATORY NOTES

     This Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 filed June 18, 1996 and August 20, 1997 (File Numbers 333-06199 and 333-34019), is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), by Matrixx Initiatives, Inc., a Delaware corporation ("Matrixx" or the "Company"), which is the successor to Gum Tech International, Inc., a Utah corporation ("Gum Tech"), following a statutory merger of Gum Tech with and into Matrixx, at that time a wholly-owned subsidiary of Gum Tech. The merger was made effective on June 18, 2002 for the purpose of changing Gum Tech's state of incorporation to Delaware. Before the merger, Matrixx Initiatives, Inc. had no assets or liabilities other than nominal assets or liabilities. As a result of the merger, Matrixx succeeded by operation of law to all of the assets and liabilities of Gum Tech. The merger was approved by the shareholders of Gum Tech at a meeting of the shareholders of Gum Tech held on June 18, 2002 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Pursuant to Rule 414(d) under the Securities Act, except as modified by this amendment, the Company hereby expressly adopts Gum Tech's Registration Statements on Form S-8 filed June 18, 1996 and August 20, 1997 (File Numbers 333-06199 and 333-34019) as the Company's own Registration Statements for all purposes of the Securities Act and the Exchange Act, which Registration Statements relate to shares of common stock issuable in connection with the Gum Tech International, Inc. Stock Option Plan (the "Plan"). From and after the merger, common stock of the Company will be used in lieu of the common stock of Gum Tech whenever common stock is required to be issued under the Plan.

     This Post-Effective Amendment No. 1 to the above-described Registration Statements also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of
Part I of Form S-3. This prospectus may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 143,000 shares of the Company's common stock that constitute "control securities" (as defined in paragraph 1(a) of General Instruction C to Form S-8).

                               REOFFER PROSPECTUS

                            MATRIXX INITIATIVES, INC.

                         143,000 SHARES OF COMMON STOCK

     This prospectus relates to the reoffer and potential resale by the holders of up to 143,000 shares of common stock of Matrixx Initiatives, Inc. ("Matrixx" or the "Company"), which is the successor to Gum Tech International, Inc., a Utah corporation ("Gum Tech"), following a statutory merger of Gum Tech with and into Matrixx (at that time a wholly-owned subsidiary of Gum Tech) effective June 18, 2002, which shares have been issued or are issuable to such holders upon the exercise of stock options granted under the Gum Tech International, Inc. Stock Option Plan (the "Plan"). As a result of the above-described merger, each option to purchase shares of Gum Tech common stock was converted into an option to purchase the same number of shares of Matrixx common stock at the same exercise price and otherwise under the same terms and conditions of the Plan.

     All of the shares of Matrixx's common stock covered by this prospectus may be offered by the selling shareholders on a delayed or continuous basis.

     We will not receive any proceeds from the offering. We will bear the costs related to the registration of the shares of our common stock being offered by this prospectus, other than brokerage commissions, discounts or other similar expenses relating to the sale of such shares.

     The price at which the selling shareholders may sell their shares of common stock being offered by this prospectus will be determined by reference to the prevailing market price for the shares or in negotiated transactions. Our common stock is quoted for trading on the Nasdaq National Market under the symbol "MTXX". On October 29, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $9.42 per share.

                                   ----------

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF YOUR ENTIRE INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SALE OF THE SHARES OFFERED BY THIS PROSPECTUS OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 30, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Risk Factors...................................................................3
Disclosure Regarding Forward-Looking Statements................................7
Business of the Company........................................................9
Use of Proceeds...............................................................13
Selling Shareholders..........................................................14
Plan of Distribution..........................................................16
Legal Matters.................................................................17
Experts.......................................................................17
Where You Can Find More Information...........................................18
Incorporation of Certain Documents by Reference...............................18

     You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. No one has been authorized to provide you with different information. Neither we nor the selling shareholders are making an offer to sell the shares offered by this prospectus in any jurisdiction where the offer or sale of such shares is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents. You should consider any statement contained in a document incorporated or deemed incorporated by reference in this prospectus or in any supplement to be modified or superseded to the extent that a statement contained in this prospectus (including any supplement), or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superseded, except as so modified or superseded, to constitute a part of this prospectus. The information on our internet website does not constitute part of this prospectus.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING ANY SHARES OF OUR COMMON STOCK.

                          RISKS RELATED TO OUR BUSINESS

OUR NEW BUSINESS FOCUS MEANS WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO ASSESS OUR CURRENT AND PROSPECTIVE PERFORMANCE

     Although we have been in operations for a number of years, the significant change of direction and focus in our business that we made in 2001 by exiting the chewing gum business and refocusing entirely on the development, production and sale of health care products utilizing innovative delivery systems presents a limited operating history upon which you may evaluate our current and prospective performance. The possibility of our future success must be considered relative to the problems, challenges, complications and delays frequently encountered in connection with the development and operation of a new business, and the development and marketing of relatively new health care products such as our Zicam(R) products.

WE INCURRED SIGNIFICANT LOSSES IN PREVIOUS YEARS AND MAY NOT BECOME PROFITABLE

     We have recorded losses (excluding the income recorded in connection with the sale in July 2001 of substantially all of our chewing gum assets to the Wm. Wrigley Jr. Company ("Wrigley")) in each of the last several years. While a significant portion of these losses were attributable to our former chewing gum operations that we sold to Wrigley, we cannot be certain that the change in our business focus in 2001 to health care products will result in our becoming profitable in the foreseeable future or over the longer term. Our need for continued expenditures for product research and development and marketing, among other things, will make it difficult for us to reduce our operating expenses in order to deal with lack of sales growth or unanticipated reductions in existing sales. Our failure to balance expenditures in any period with sales could have an adverse effect on our results of operations.

IF OUR ZICAM PRODUCTS DO NOT GAIN WIDESPREAD MARKET ACCEPTANCE, OUR ANTICIPATED SALES AND RESULTS OF OPERATIONS WILL SUFFER

     Although studies have indicated that Zicam Cold Remedy can significantly reduce the duration and severity of the common cold, we cannot be certain that the product will achieve widespread acceptance by the market. To date, Zicam Allergy Relief has not achieved the market success presently enjoyed by Zicam Cold Remedy. While we are working to increase Zicam Allergy Relief's market presence, we cannot be certain that demand for the product will grow. We recently introduced, and intend to actively promote, five new Zicam products, including Zicam Cold Remedy Swabs, Zicam Kids Size Cold Remedy Swabs, Zicam Extreme Congestion Relief, Zicam Sinus Relief and Zicam Nasal Moisturizer. If any unanticipated problem arises concerning the efficacy of Zicam Cold Remedy, Zicam Allergy Relief or any of these new products, or if one or more of these products fails to achieve widespread market acceptance for any other reason, our operating results and prospects would be materially adversely affected.

UNANTICIPATED PROBLEMS ASSOCIATED WITH PRODUCT DEVELOPMENT AND COMMERCIALIZATION COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     Our successful development of existing and new products is subject to the risks of failure and delay inherent in the development and commercialization of products based on innovative technologies. These risks include the possibilities that:

     * we may experience unanticipated or otherwise negative research and development results;

     * existing or proposed products may be found to be ineffective or unsafe, or may otherwise fail to receive required regulatory clearances or approvals;

     * we may find that existing or proposed products, while effective, are uneconomical to commercialize or market;

     *    existing or proposed products do not achieve broad market acceptance;
          or

     * proprietary rights held by third parties preclude us from developing or marketing existing or proposed products.

     Our inability to develop and commercialize our existing products or any new products on a timely basis and within our financial budgets could have a material adverse effect on our operating results and future prospects.

OUR INABILITY TO PROVIDE SCIENTIFIC PROOF FOR PRODUCT CLAIMS MAY ADVERSELY AFFECT OUR SALES

     The marketing of our Zicam products involves claims that certain of these products assist in reducing the duration of the common cold (in the case of Zicam Cold Remedy and the related Zicam Cold Remedy Swab products) and controlling allergy symptoms (in the case of Zicam Allergy Relief). Under the federal Food and Drug Administration (FDA) and Federal Trade Commission (FTC) rules, we are required to obtain scientific data to support any health claims we make concerning these products. Although we have neither provided nor been requested to provide any scientific data to the FDA in support of claims regarding these products, we may be required to do so in the future. In such an event, we cannot be certain that the scientific data we have obtained in support of our claims will be deemed acceptable to the FDA or FTC. If the FDA or the FTC requests any supporting information, and we are unable to provide support that is acceptable to the FDA or the FTC, either agency could force us to stop making the claims in question or restrict us from selling the affected products.

FDA AND OTHER GOVERNMENT REGULATION MAY RESTRICT OUR ABILITY TO SELL OUR
PRODUCTS

     We are subject to various federal, state and local laws and regulations affecting our business. Our Zicam products are subject to regulation by the FDA, including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding the products, and disclosure of product ingredients. If we do not comply with these regulations, the FDA could force us to stop selling the affected products or require us to incur substantial costs in adopting measures to maintain compliance with these regulations. Our advertising claims regarding our products are subject to the jurisdiction of the FTC as well as the FDA. In both cases we are required to obtain scientific data to support any advertising or labeling health claims we make concerning our products, although no pre-clearance or filing is required to be made with either agency. If we are unable to provide the required support for such claims, the FTC may stop us from making such claims or require us to stop selling the affected products.

WE MAY FAIL TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED PHARMACEUTICAL AND HEALTH PRODUCTS COMPANIES, CAUSING OUR BUSINESS AND OPERATING RESULTS TO SUFFER

     The consumer health products industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development of both traditional and innovative health care products. Many of these companies have much greater financial and technical resources and production and marketing capabilities than we do. As well, many of these companies have already achieved significant product acceptance and brand recognition with respect to products that compete directly with our Zicam products. Our competitors may successfully develop and market superior or less expensive products which could render our Zicam and other future products less valuable or unmarketable.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR IF WE INFRINGE THE INTELLECTUAL PROPERTY OF OTHERS, OUR FINANCIAL CONDITION AND FUTURE PROSPECTS COULD BE MATERIALLY HARMED

     We rely significantly on the protections afforded by patent and trademark registrations that we routinely seek from the U.S. Patent and Trademark Office (USPTO) and from similar agencies in foreign countries. We cannot be certain that any patent or trademark application that we file will be approved by the USPTO or other foreign agencies. In addition, we cannot be certain that we will be able to successfully defend any trademark, trade name or patent that we hold against claims from, or use by, competitors or other third parties. No consistent policy has emerged from the USPTO or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology and similar patents. Our future success will depend on our ability to prevent others from infringing on our proprietary rights, as well as our ability to operate without infringing upon the proprietary rights of others. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the patent rights of others. Patent litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. If we do not prevail, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. We cannot be certain that any required license would be available to us on acceptable terms, or at all. If we fail to obtain a license, our business might be materially adversely affected. In addition to seeking patent protection, we rely upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of our proprietary information or that our competitors will not independently develop technology or trade secrets that compete with our proprietary information.

WE MAY INCUR SIGNIFICANT COSTS RESULTING FROM PRODUCT LIABILITY CLAIMS

     We are subject to significant liability should use or consumption of our products cause injury, illness or death. Although we carry product liability insurance, there can be no assurance that our insurance will be adequate to protect us against product liability claims or that insurance coverage will continue to be available on reasonable terms. A product liability claim, even one without merit or for which we have substantial coverage, could result in significant legal defense costs, thereby increasing our expenses and lowering our earnings. Such a claim, whether or not proven to be valid, could have a material adverse effect on our product branding and goodwill, resulting in reduced market acceptance of our products. This in turn could materially adversely affect our results of operations and financial condition.

WE DO NOT HAVE MANUFACTURING CAPABILITIES OF OUR OWN

     We currently do not have the physical or human resources to independently manufacture our Zicam products or any other products that we may develop. We currently outsource all of our product manufacturing and packaging operations and intend to continue this outsourcing for the foreseeable future. If we are unable to enter into suitable arrangements for manufacturing of our Zicam products or any other products, or if our third party contractors fail to adequately perform their manufacturing operations, our sales and related financial results could be materially adversely affected. If, in the future, we decide to establish our own manufacturing facilities, we will require substantial additional funds and significant additional personnel to undertake such operations. We cannot be certain that such funding or a sufficient number of such qualified persons will be available for such an undertaking.

                        RISKS RELATED TO OUR COMMON STOCK

THE LARGE NUMBER OF SHARES ELIGIBLE FOR IMMEDIATE AND FUTURE SALES MAY DEPRESS THE PRICE OF OUR STOCK

     Sales of substantial amounts of our common stock in the open market or the availability of a large number of additional shares for sale could adversely affect the market price of our common stock. Substantially all of our outstanding shares of common stock, as well as the shares underlying vested but as yet unexercised warrants and options, have either been registered for public sale or may be sold under Rule 144 promulgated under the Securities Act of 1933, as amended. Therefore, all of these shares may be immediately sold by the holders. A substantial increase in the volume of trading in our stock could depress the price of our common stock.

OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE SHARES OF PREFERRED STOCK THAT COULD HAVE RIGHTS SUPERIOR TO OUR OUTSTANDING SHARES OF COMMON STOCK, AND, IF ISSUED, COULD ADVERSELY IMPACT THE VALUE OF OUR COMMON STOCK

     Our certificate of incorporation permits our board of directors, in its sole discretion, to issue up to 2,000,000 shares of authorized but unissued preferred stock. These shares may be issued by our board without further action by our shareholders, and may include any of the following rights (among others) as our board may determine, which rights may be superior to the rights of our outstanding common stock:

     * voting rights, including the right to vote as a class on particular matters;

     *    preferences as to dividends and liquidation rights;

     *    conversion rights;

     *    anti-dilution protections; and

     *    redemption rights.

     Since our board of directors has the authority to determine, from time to time, the terms of our authorized preferred stock, there is no limit on the amount of common stock that could be issuable upon conversion of any future series of preferred stock that may be issued. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future. In addition, the market price of our common stock may be adversely affected by the issuance of any series of preferred stock with voting or other rights superior to those of our common stock. The issuance of any series of preferred stock could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding common stock.

THE PRICE OF OUR STOCK MAY CONTINUE TO BE VOLATILE

     The market price of our common stock, which is quoted for trading on the Nasdaq National Market, has been highly volatile and may continue to be volatile in the future. Any or a combination of the following factors could cause the market value of our common stock to decline quickly: Operating results that differ from market expectations, negative or other unanticipated results of clinical trials or other testing, delays in product development, technological innovations or commercial product introductions by our competitors, changes in government regulations, developments concerning proprietary rights, including pending or threatened patent litigation, public concerns regarding the safety of any of our products and general economic and stock market conditions. Since the Spring of 2000, the stock market has experienced, and it may continue to experience, significant price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many small capitalization companies that are not yet profitable or that experience low or inconsistent earnings. Often, the effect on the price of such securities is disproportionate to the operating performance of such companies. In our case, such broad market fluctuations may adversely affect your ability to dispose of your shares at a price equal to or above the price at which you purchased such shares.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including documents incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "estimate", "anticipate", "intend", "may", "might", "will", "would", "could", "project" and "predict", or similar words and phrases generally identify forward-looking statements. Statements in this prospectus, including those set forth in the section entitled "Risk Factors," as well as statements incorporated by reference herein that are included in the sections entitled "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K for the year ended December 31, 2001, each of which is incorporated by reference herein, include, but are not limited to statements regarding:

     * our ability and intention to further develop and expand the market presence of our existing Zicam products and to bring other products to market, including our belief that the development of such other products can provide us with growth opportunities;

     * planned research and development and anticipated expenditures related to such activities;

     *    expected reductions in operating expenditures for fiscal 2002;

     * market acceptance and profitability of, and future consumer and retailer demand for, our products;

     * anticipated expansion into international markets for our Zicam products and our belief that such international markets could provide significant sales growth opportunities;

     * our belief that our marketing efforts will continue to build brand awareness and product sales;

     * intended filings of patent and trademark applications in the United States and in jurisdictions outside the United States;

     * our ongoing relationship with our primary product supplier, Botanical Laboratories, including its ability to meet our production needs in the future;

     *    our having no plans to directly manufacture and store our products;
          and

     *    the effect of interest rate changes on our financial position.

     We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or in public news releases. Such additional statements may include, but not be limited to, projections of revenues, income or loss, capital expenditures, acquisitions, plans for future operations, financing needs or plans, the impact of inflation and plans relating to our products or services, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying our forward-looking statements.

     Statements in this prospectus, including those set forth in the section entitled "Risk Factors," as well as statements incorporated by reference herein that are included in the sections entitled "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K for the year ended December 31, 2001, each of which is incorporated by reference herein, describe factors that could contribute to or cause actual results to differ materially from our expectations. Other such factors include (i) less than anticipated demand or fluctuations in seasonal demand for our Zicam products, (ii) lack of market acceptance for or uncertainties concerning the efficacy of the Zicam products,
(iii) difficulties in increasing production to meet unexpectedly high demand in the short term, (iv) financial difficulties encountered by one or more of our principal customers, (v) difficulties in obtaining additional capital for marketing, research and development, and other expenses, (vi) oversupply of product inventory to retailers resulting in unsold product returns, and (vii) material litigation involving patent and contractual claims, product liabilities and consumer issues.

     Forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, in the case of any document incorporated in this prospectus by reference, the date of that document. Future events and actual results could differ materially from the forward-looking statements. We do not have any obligation to publicly update or revise any forward-looking statement contained or incorporated by reference in this prospectus to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                             BUSINESS OF THE COMPANY

INTRODUCTION

     We were incorporated in Utah on February 4, 1991 as Nekros International Marketing, Inc. We changed our name to Gum Tech International, Inc. on January 5, 1993. On June 18, 2002, we merged with and into our wholly-owned Delaware subsidiary, Matrixx Initiatives, Inc. As a result of the merger, we changed our state of incorporation from Utah to Delaware and changed our name to Matrixx Initiatives, Inc.

     Our original business developed, manufactured and distributed functional chewing gum products that contained nutrients, vitamins, and/or over-the-counter drugs to provide a variety of health benefits. The products were manufactured and distributed under the Gum Tech brand or manufactured for contract customers under their product labels. In 1999, we formed a joint venture company, Gel Tech, L.L.C., of which we owned 60%, with another party, which owned the other 40%, to develop, market and distribute Zicam Cold Remedy, a nasal gel product. In an initial internal study and in a subsequent independent study, Zicam Cold Remedy was shown to reduce the duration and severity of the common cold when taken at the onset of cold symptoms. In 2000, Gel Tech introduced another product, Zicam Allergy Relief, a nasal gel which controls allergy symptoms.

     In 2001, we undertook a strategic change of direction in our business operations. We exited the chewing gum products business and refocused our business entirely on the development, production and sale of health care products which utilize innovative delivery systems for over-the-counter pharmaceuticals, including our two Zicam products. In July 2001, we sold substantially all of our assets and business related to our chewing gum operations to Wrigley. In December 2001, we acquired the remaining 40% of Gel Tech that had been owned by our joint venture partner, resulting in our ownership of all of Gel Tech and its nasal gel technology, including Zicam Cold Remedy and Zicam Allergy Relief. In July 2002, Gel Tech's name was changed to Zicam, LLC to better reflect the company's ties to the "Zicam" brand.

     Our principal executive offices are located at 2375 E. Camelback Road, Suite 500, Phoenix, Arizona 85016 and our telephone number is (602) 387-5353. Our website can be accessed at www.matrixxinc.com or www.zicam.com. Information on our website does not constitute a part of this prospectus.

MARKETS AND COMPANY PRODUCTS

     The market for cough and cold products is very large. More than one billion common colds occur in the United States each year, with over 100 million of these colds resulting in lost days of school or work or some level of restricted activity. Colds are estimated to occur at a rate of two to five per person (six to eight per child) each year. The total retail value of cough and cold products in the United States per year is estimated at more than $3 billion.

     We currently market and distribute two homeopathic nasal gel products, Zicam Cold Remedy, which is based on our patented zincum gluconium delivery system, and Zicam Allergy Relief. Zicam Cold Remedy, which was introduced in 1999 and which competes in the market for cough and cold products, accounted for approximately 70% of our net sales in 2001. Zicam Cold Remedy was formulated to reduce the severity and duration of the common cold. In a study published in the October 2000 issue of the ENT- Ear, Nose & Throat Journal, Zicam Cold Remedy was shown to reduce the duration of the common cold by an average of 75% when taken at the onset of symptoms. Due to the claims that we are able to make regarding the product's ability to reduce the duration of the common cold, we believe the product is unique in the cough and cold market category in which we compete. Virtually every other product in the cough and cold category treats symptoms of the common cold but does not claim to reduce the duration of the cold. Sales of Zicam Cold Remedy have grown steadily since its introduction in 1999 as customer awareness of the product has increased as a result of our marketing and public relations efforts, and word-of-mouth experience by consumers.

     Zicam Allergy Relief, our second nasal gel product, was introduced in the second quarter of 2000. Zicam Allergy Relief is designed to control allergy symptoms for sufferers of hay fever and other upper respiratory allergies. An initial double-blind scientific study conducted indicated that Zicam Allergy Relief reduced the severity of symptoms resulting from these types of allergies. We believe Zicam Allergy Relief is distinctive from most allergy products available in the market due to the absence of side effects, such as drowsiness or jitters. Although the number of individuals affected by allergies (estimated at 35 million people in the United States) is substantially smaller than the number of individuals affected by colds, allergy sufferers are more likely to require medication for a much longer period of time to relieve their allergy symptoms. Despite the lack of significant direct marketing or public relations support for Zicam Allergy Relief, product sales have steadily increased since inception.

BUSINESS STRATEGY

     Our objective is to become a leading provider of consumer healthcare products which utilize innovative and proprietary alternative delivery systems. To achieve our objective, the key elements of our business strategy include the following:

     EXPANDING MARKETING EFFORTS FOR EXISTING PRODUCTS: We intend to continue to develop and refine our sales and marketing efforts for our current products to increase market penetration of our Zicam products in U.S. households. Such efforts include improving the timing and consistency of marketing activities compared to previous years, executing effective trial generating programs, implementing programs with retailers to enhance consumer awareness of our products and seeking to increase recommendations from healthcare professionals. We recently updated packaging for the existing Zicam Cold Remedy and Zicam Allergy Relief products We are also implementing new creative advertising approaches and public relations efforts. We believe these efforts will continue to build brand awareness, trials and sales for our products.

     CAPITALIZING ON OUR NASAL GEL TECHNOLOGY AND KNOW-HOW: We intend to leverage our nasal gel technology and know-how to develop additional gel delivery system product offerings that complement the Zicam Cold Remedy and Zicam Allergy Relief products. We recently introduced and began shipping five new Zicam cough and cold products. The new products will build on the successful Zicam franchise and are based on formulas using our nasal gel matrix technology. The new products include: Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additional gel technology products may include over-the-counter pharmaceutical ingredients that can be effectively delivered through our nasal gel delivery system. We believe extending the product line in this way will bring additional consumer awareness and expand our product presence and support from retailers.

     EXTENDING SALES INTO NEW MARKETS: International markets represent an important growth opportunity for us. We intend to explore expanding sales into appropriate international markets where sales prospects are favorable. Because of the complex and multiple regulatory environments, languages, customs, logistics and working capital requirements involved in developing these markets, we are exploring possible relationships with multi-national business organizations and established international distributors capable of introducing products and competing in international markets. We believe this approach could provide significant sales growth opportunities for our current and future products. However, we do not intend to sacrifice potential long term returns for shareholders for short term results.

     PURSUING ADDITIONAL PRODUCTS: Our success in expanding consumer acceptance of our nasal gel delivery system and growing the Zicam franchise indicates to us that opportunities exist to pursue development of other unique and proprietary consumer healthcare product delivery systems. Such systems may include gel coatings, rapid dissolve products, sub-lingual products and soft gels that effectively deliver over-the-counter pharmaceutical and nutritional products. We believe that our focus on identifying, through internal research and development efforts and through consideration of external opportunities can provide growth opportunities for us.

CUSTOMERS

     We sell our products directly to major food, drug, mass market (e.g. Wal-Mart, Target) and wholesale warehouse retailers throughout the United States, and to distributors that sell to smaller retail establishments. We believe that Zicam Cold Remedy is sold in over 50,000 retail outlets and Zicam Allergy Relief is sold in over 30,000 retail outlets. We are highly dependent on a small group of large national retailers for our product distribution such that 10 customers account for almost 70% of our sales. Of these customers, Wal-Mart and Walgreens each accounted for more than 10% of our sales in 2001. Our agreements with our customers generally provide for their ability to return unsaleable merchandise, including damaged product, excessive overstock or out-of-date product. We provide in our financial results as an offset against sales, an estimate for expected returns. Due to the continuing growth and success of both Zicam products, we have not experienced unusual or excessive amounts of product returns, other than that which occurred in connection with the initial introduction of Zicam Cold Remedy in late 1999 and early 2000, which resulted in overstock and out-of-date situations with a few retailers. To the extent that any of our largest customers were to stop carrying our products for any reason, or were to fail to pay us for our products, our sales or financial results could be negatively impacted.

MANUFACTURING AND DISTRIBUTION

     The Zicam Cold Remedy and Zicam Allergy Relief products are manufactured for us by Botanical Laboratories Inc. in Ferndale, Washington. Botanical Laboratories is a recognized leader in the development, formulation and manufacture of homeopathic medicines and herbal and specialty supplements. Botanical Laboratories operates under an FDA Drug Manufacturing License and has confirmed to us that it adheres to current Good Manufacturing Practices (cGMP's) in its production processes and procedures. It has met all of our production requirements in the past and we believe it should be able to meet our production needs, taking into account expected growth in sales, in the future. Botanical Laboratories sources all raw materials used in its production of the Zicam products through third party suppliers. These raw materials are widely available. To date, we have not operated under a supply agreement with Botanical Laboratories, but instead have successfully relied on individual production orders to meet our product sales needs. We are currently in the process of negotiating a general supply agreement with Botanical Laboratories. We expect that under the agreement, Botanical Laboratories will continue to be the primary production supplier for the existing Zicam products. We have identified at least one other supplier that we believe is capable of meeting our current production requirements.

     With the exceptions of purchasing packaging materials and production of the new products that we introduced in 2002, Botanical Laboratories is responsible for all aspects of the manufacturing process, including formulating product mixtures, filling bottles, assembling finished product and packing finished product in master cases. Finished product is shipped by Botanical Laboratories to an independent warehouse in Phoenix for storage prior to shipment to our customers. We have not historically had material amounts of backlog orders. We are presently experiencing a limited amount of backlog in connection with the introduction of our new Zicam products.

RESEARCH AND DEVELOPMENT

     Research and development is an important part of our business. Expenditures in the prior two fiscal years have been primarily related to clinical testing costs for our two Zicam products and our nicotine gum project. We anticipate that expenditures in the future will be related to new product development in conjunction with our efforts to expand the Zicam brand.

FDA AND OTHER GOVERNMENT REGULATION

     We are subject to various federal, state and local laws and regulations affecting our business. All of our products are subject to regulation by the FDA, including regulations with respect to the approval of manufacturing processes and procedures, ingredients in the products, labeling and claims made. In addition, both of our products are subject to the requirements of the Homeopathic Pharmacopeia of the Unites States. Our claims and advertising are subject to the rules of the FTC. Although we believe that our products and claims comply in all material respects with all regulatory requirements, if the FDA or FTC were to determine that we are in violation of any such requirement, either agency could restrict our ability to market the products, change the claims that we make or cause us to remove the products from the market.

ENVIRONMENTAL MATTERS

     Compliance with environmental rules and regulations did not significantly affect our earnings or competitive position during 2001. We ceased direct manufacturing and product storage operations in July 2001 when we sold substantially all of our chewing gum assets and related business to Wrigley. Our Zicam product manufacturing and warehousing in 2001 was outsourced to third party contractors. As a result, expenses in the latter half of 2001 related to environmental monitoring and regulatory compliance were significantly reduced. With our continued outsourcing of Zicam product manufacturing and storage, and no present plans to return to direct manufacturing or storage of products, we expect these expenses to remain low in the foreseeable future.

TRADEMARKS, TRADE NAMES AND PROPRIETARY RIGHTS

     We have received two patents (U.S. Patent Nos. 6,080,783 and 6,365,624) from the USPTO for Zicam Cold Remedy. The patents cover zinc compositions in a particular range of viscosities and the delivery of such compositions to the nasal cavity. We believe the patents afford significant protection from competitors that may wish to sell similar products. We have also filed applications for similar patents for Zicam Cold Remedy in several other countries, including Australia, Canada, Mexico, the European Union, Hong Kong, Japan, Korea, China, Brazil and India. We hold a registered trademark for "Zicam" in the United States, the European Union, Japan and Australia and we have applied for similar trademark protection in other countries, including Mexico, China, Taiwan and Brazil. We intend to file for patent and trademark protection for other products that we bring to market in the future. There can be no assurance, however, that our existing patents or any additional patents we may secure in the future will be adequate to protect our intellectual property from a competitor's actions. Further, patent litigation can be very time-consuming and costly.

EMPLOYEES

     As of October 30, 2002, we employed 14 people in our Phoenix, Arizona headquarters. These employees consist of two executive officers and individuals responsible for operations, sales, investor relations, and accounting.

SEASONALITY

     Sales of our Zicam products are highly seasonal, with most sales occurring during the respective cold and allergy seasons. The cold season generally runs from September through April, while the allergy season runs from April through October. Both of these seasons vary in intensity and duration from year to year.

COMPETITION

     Zicam Cold Remedy competes in the highly competitive cough and cold market category with a vast number of well-established brands marketed by large pharmaceutical and consumer products companies. With our limited resources, we are aiming to succeed in this category by emphasizing Zicam Cold Remedy's distinctive claim regarding its ability to reduce the duration of the common cold. Zicam Allergy Relief competes against a smaller number of over-the-counter products in the allergy market category, but also competes against highly marketed prescription allergy products. Zicam Allergy Relief also competes with products that are marketed by large pharmaceutical and consumer products companies. Participants in the cough and cold and allergy markets compete primarily on the basis of price, quality of product and consumer awareness. Most of our competitors have substantially greater financial, marketing and other resources, longer operating histories, larger product portfolios and greater brand recognition than we do.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale from time to time by the selling shareholders of the shares of our common stock being offered by this prospectus.

                              SELLING SHAREHOLDERS

     This prospectus relates to possible sales from time to time by officers, directors and principal shareholders of the Company of shares of our common stock that they have acquired or will acquire through the exercise of options granted under the Plan. The names of these selling shareholders who may be selling such shares and the number of shares that are issuable to them upon exercise of such options are listed below under Table I. The total number of shares beneficially owned by each such selling shareholder as of October 30, 2002, and the percentage of all outstanding shares of our common stock that such shares represent are set forth below in Table II.

                                     TABLE I

              NAME OF                     TOTAL NUMBER           EXERCISE
        SELLING SHAREHOLDER             OF OPTIONS ISSUED        PRICE ($)
        -------------------             -----------------        ---------
          William C. Egan                    10,000(1)               7.75

          Edward E. Faber                    10,000                  9.00

          William J. Hemelt                  24,000                 11.75

          William J. Hemelt                   9,000               13.3125

          Carl J. Johnson                    75,000(2)               7.83

          William A. Yuan                     5,000               13.3125

          Michael A. Zeher                   10,000                16.125

NOTES:

(1) Includes 2,500 unvested options to purchase common stock which will vest in August 2003.

(2) Includes 50,000 unvested options to purchase common stock, 25,000 of which will vest in July 2003 and 25,000 of which will vest in July 2004.

                                    TABLE II

                                         NUMBER OF SHARES       PERCENTAGE OF
               NAME OF              BENEFICIALLY OWNED BEFORE    OUTSTANDING
               SELLING              GIVING EFFECT TO ANY SALE   COMMON STOCK
             SHAREHOLDER              UNDER THIS PROSPECTUS         OWNED
             -----------              ---------------------         -----
          William C. Egan                    12,500(1)                *

          Edward E. Faber                    25,500(2)                *

          William J. Hemelt                  53,100(3)                *

          Carl J. Johnson                    26,000(4)                *

          Edward J. Walsh                    15,000(5)                *

          William A. Yuan                    10,071(6)                *

          Michael A. Zeher                   16,500(7)                *

NOTES:

*    Less than 1%.

(1) Includes options to purchase 7,500 shares at $7.75 per share and 5,000 shares at $7.20 per share.

(2) Includes options to purchase 10,000 shares at $14.3125 per share, 10,000 shares at $9.00 per share and 5,000 shares at $7.20 per share.

(3) Includes options to purchase 24,000 shares at $11.75 per share and 9,000 shares at $13.3125 per share.

(4)  Includes options to purchase 25,000 shares at $7.83 per share.

(5) Includes options to purchase 10,000 shares at $14.3125 per share and 5,000 shares at $7.20 per share.

(6) Includes options to purchase 5,000 shares at $13.3125 per share and 5,000 shares at $7.20 per share.

(7) Includes options to purchase 10,000 shares at $16.125 per share and 5,000 shares at $7.20 per share.

     The address of each selling shareholder is care of the Company at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

     All shares listed above for sale represent shares issued or issuable upon exercise of options under the Plan. As of October 30, 2002, 1,550,250 shares have been issued upon exercise of options granted under the Plan, and 212,000 are issuable upon exercise of options granted under the Plan.

     We have determined beneficial ownership in accordance with the SEC's rules. Beneficial ownership includes voting and/or investment power with respect to the securities held by the named individuals. Shares of our common stock subject to options that are currently exercisable or that are exercisable within 60 days after October 30, 2002 are deemed to be outstanding for purposes of computing the percentage beneficially owned by the person holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. We have calculated the percentage beneficially owned based upon the 9,432,751 shares of our common stock outstanding on October 30, 2002.

                              PLAN OF DISTRIBUTION

     We are registering the shares of our common stock covered by this prospectus for the selling shareholders. As used in this prospectus, the term "selling shareholder" includes donees, transferees, successors-in-interest and others who may later hold a selling shareholder's interest in the shares of our common stock covered by this prospectus, and such persons are entitled to resell shares using this prospectus. We will pay the costs and fees of registering the shares of our common stock covered by this prospectus. The selling shareholders will pay any brokerage commissions, discounts or other similar expenses relating to the sale of the shares.

     The selling shareholders may sell the shares of our common stock being offered by this prospectus in one or more of the following ways at various times:

     * to underwriters for resale to the public or to institutional investors;

     *    directly to the public or to institutional investors; or

     * through brokers, dealers or agents to the public or to institutional investors.

     The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell shares of our common stock on the Nasdaq National Market (or any other exchange, market or automated quotation system on which our common stock may be listed or quoted for trading in the future), in negotiated transactions or otherwise. Such sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. If underwriters are used in the sale, the shares of our common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A distribution of shares of our common stock by a selling shareholder may also be effected through the issuance by such selling shareholder or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of put or call options, or a combination of any such derivative securities.

     In addition, the selling shareholders may sell some or all of the shares of our common stock covered by this prospectus through:

     * block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block as principal in order to facilitate the transaction;

     * purchases by a broker-dealer as principal, and resale by the broker-dealer for its account;

     * ordinary brokerage transactions and transactions in which a broker solicits purchases; or

     *    privately negotiated transactions.

     When selling shares of our common stock, at any time when a selling shareholder is not selling pursuant to Rule 10b5-1 arrangements, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. For example, a selling shareholder may:

     * enter into transactions involving short sales of or common stock by broker-dealers or other financial institutions;

     * sell shares of our common stock short and redeliver such shares to close out such selling shareholder's positions;

     * enter into options or other types of transactions that require the selling shareholder to deliver shares of our common stock to a broker-dealer or other financial institution, which will then resell or transfer shares of our common stock under this prospectus; or

     * loan or pledge shares of our common stock to a broker-dealer or other financial institution, which may sell the loaned shares or, in the event of default, sell such shares.

     Broker-dealers engaged in connection with the sale of shares of our common stock covered by this prospectus may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). A broker-dealer engaged by any selling shareholder may allow other broker-dealers to participate in resales. The selling shareholders and any broker-dealers or agents involved in the sale or resale of shares of our common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the commissions, discounts or concessions paid to any such broker-dealers or agents may qualify as underwriters' compensation under the Securities Act.

     The selling shareholders also may resell all or a portion of the shares of our common stock in open market transactions in reliance upon Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus, provided that they meet the criteria and conform to the requirements of Rule 144.

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered by this prospectus will be passed upon by Snell & Wilmer LLP, Phoenix, Arizona.

                                     EXPERTS

     The financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which are incorporated by reference in the Registration Statement of which this prospectus forms a part, have been audited by Angell & Deering, independent auditors, as stated in their report, and have been included in reliance upon their expertise in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly, and current reports and other information with the Securities and Exchange Commission ("SEC"). You may read and copy all or any portion of the Registration Statement or any reports, statements, or other information in the files of the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. These reports and information can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval system through the SEC's Internet address at "http://www.sec.gov." For further information concerning the SEC's public reference room, you may call the SEC at 1-800-SEC-0330.

     Our common stock is quoted for trading on the Nasdaq National Market under the trading symbol "MTXX", and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the SEC Registration Statements on Form S-8, including exhibits, under the Securities Act with respect to the shares of our common stock being offered for sale under this resale prospectus. This prospectus, which constitutes a part of the Registration Statements, does not contain all of the information set forth in the Registration Statements or the exhibits which are part of the Registration Statements. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statements from this prospectus. Accordingly, any statement made in this offer prospectus as to the contents of any contract, agreement, or other document is not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statements, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We have filed the following documents with the SEC and they are incorporated by reference into this prospectus:

     * our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     * our Proxy Statement for our Annual Meeting of Shareholders held on June 18, 2002;

     * our Quarterly Reports on Form 10-Q for our first quarter ended March 31, 2002 and our second quarter ended June 30, 2002;

     * a description of our common stock contained in our Registration Statement on Form SB-2 declared effective under the Securities Act of 1933 on November 8, 1996 (File Number 333-14667), as amended by Amendment No. 1 to our Registration Statement on Form 8-A filed on June 18, 2002 (File Number 000-27646);

     * a description of the rights issued to holders of our common stock pursuant to the Rights Agreement between us and Corporate Stock Transfer, Inc. (as Rights Agent), as contained in our Registration Statement on Form 8-A, filed July 23, 2002 (File Number 000-27646); and

     * All other documents subsequently filed by Matrixx Initiatives, Inc. pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), and 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and before the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

     We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, including exhibits to these documents. You should direct any requests for documents to us at the following address:

                            Matrixx Initiatives, Inc.
                       2375 East Camelback Road, Suite 500
                             Phoenix, Arizona 85016
                          Attention: Investor Relations
                                 (602) 387-5338

======================================    ======================================

We have  not  authorized  any  dealer,
sales  representative  or other person
to give any  information  or represent
anything   not   contained   in   this
prospectus.  You  must not rely on any
unauthorized     information.     This
prospectus  does not  offer to sell or
buy any shares of our common  stock in
any  jurisdiction  where  it  would be
unlawful. Neither the delivery of this
prospectus nor any sale made hereunder
implies, under any circumstances, that
the  information  presented is correct           MATRIXX INITIATIVES, INC.
after the date of this prospectus.




                                                      ---------------

                                                        PROSPECTUS

                                                      ---------------

           TABLE OF CONTENTS

                                  Page
                                  ----

Risk Factors.........................3
Disclosure Regarding
  Forward-Looking Statements.........7
Business of the Company..............9
Use of Proceeds.....................13
Selling Shareholders................14
Plan of Distribution................16
Legal Matters.......................17
Experts.............................17
Where You Can Find More
  Information.......................18               October 30, 2002
Incorporation of Certain
  Documents by Reference............18

======================================    ======================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents have been filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and are incorporated by reference into this Registration Statement:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed on March 29, 2002.

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed on May 1, 2002.

     (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on August 14, 2002.

     (d) Current Report on Form 8-K/A, as filed on February 12, 2002; and Current Reports on Form 8-K, as filed on June 19, 2002 and July 23, 2002.

     (e) The description of the Registrant's common stock contained in its Registration Statement on Form 8-A, filed on January 29, 1996, as amended by the Registrant's Amendment No. 1 to Form 8-A, as filed on June 18, 2002.

     (f) The description of the Registrant's rights issued to holders of its common stock pursuant to the Registrant's Rights Agreement contained in its Registration Statement on Form 8-A, filed July 23, 2002.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES. Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL. Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, the Registrant's Certificate of Incorporation provides that the Registrant shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, the Registrant shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of the Registrant.

     The right to indemnification set forth above includes the right to be paid by the Registrant the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the Indemnitee's heirs, executors and administrators.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED. Not applicable.

Item 8. EXHIBITS.

     See the attached Exhibit Index.

Item 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 30, 2002.

                                        MATRIXX INITIATIVES, INC.


                                        By: /s/ William J. Hemelt
                                            ------------------------------------
                                            William J. Hemelt
                                            Executive Vice President, Chief
                                            Financial Officer, Treasurer and
                                            Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes William J. Hemelt, as attorney-in-fact, to sign in his name and behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments, to this Registration Statement.

Signature                     Title                             Date
---------                     -----                             ----

/s/ Edward E. Faber           Chairman of the Board of          October 30, 2002
-------------------------     Directors and Director
Edward E. Faber


/s/ Carl J. Johnson           President, Chief Executive        October 30, 2002
-------------------------     Officer and Director
Carl J. Johnson               (principal executive officer)


/s/ William C. Egan           Director                          October 30, 2002
-------------------------
William C. Egan


/s/ Edward J. Walsh           Director                          October 30, 2002
-------------------------
Edward J. Walsh


/s/ William A. Yuan           Director                          October 30, 2002
-------------------------
William A. Yuan


/s/ Michael A. Zeher          Director                          October 30, 2002
-------------------------
Michael A. Zeher


/s/ William J. Hemelt         Executive Vice President,         October 30, 2002
-------------------------     Chief Financial Officer,
William J. Hemelt             Treasurer and Secretary
                              (principal financial and
                              accounting officer)

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

4.1            Certificate of Incorporation of the Registrant. (1)

4.2            Bylaws of the Registrant. (1)

4.3 Rights Agreement dated as of July 22, 2002 by and between the Registrant and Corporate Stock Transfer, Inc. (2)

5.1            Opinion of Snell & Wilmer L.L.P.

23.1           Consent of Angell & Deering

23.2           Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

99.1           Gum Tech International, Inc. Stock Option Plan (3)

----------
(1) Incorporated by reference to the Registrant's Amendment No. 1 to Form 8-A, File No. 000-27646, as filed on June 18, 2002.

(2) Incorporated by reference to the Registrant's Registration Statement on Form 8-A filed July 23, 2002, file number 000-27646.

(3) Incorporated by reference to the Registrant's Registration Statement on Form S-8 field June 18, 1996 (file number 333-06199) and the Registrant's Registration Statement on Form S-8 filed August 20, 1997 (file number 333-34019).